SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

                                 Amendment No. 4

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                                   REIS, INC.
                                (Name of Issuer)

                     COMMON STOCK, $0.02 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    75936P105
                                 (CUSIP Number)

                                December 31, 2008
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A
CUSIP No. 75936P105                                                PAGE 2 OF 37


--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Partners
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      New York
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  159,400
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  159,400
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  159,400
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  1.5%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                                PAGE 3 OF 37



--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Institutional Partners, L.P.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  261,994
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  261,994
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  261,994
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  2.4%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                                PAGE 4 OF 37



--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     M. H. Davidson & Co.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     New York
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  22,045
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  22,045
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  22,045
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  0.2%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                                PAGE 5 OF 37



--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner International, Ltd.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  404,431
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  404,431
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  404,431
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  3.7%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  CO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                                PAGE 6 OF 37



--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Serena Limited
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  0
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  0
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  0
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  0.0%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                                PAGE 7 OF 37



--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     MHD Management Co.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     New York
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  159,400
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  159,400
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  159,400
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  1.5%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                                PAGE 8 OF 37



--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Advisers Inc.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     New York
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  261,994
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  261,994
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  261,994
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  2.4%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  IA
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                                PAGE 9 OF 37



--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner International Advisors, L.L.C.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  404,431
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  404,431
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  404,431
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  3.7%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  OO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 10 OF 37



--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Thomas L. Kempner, Jr.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  847,870
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  847,870
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  847,870
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  7.7%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 11 OF 37



--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Marvin H. Davidson
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  847,870
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  847,870
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  847,870
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  7.7%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 12 OF 37



--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Stephen M. Dowicz
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  847,870
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  847,870
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  847,870
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  7.7%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 13 OF 37



--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Scott E. Davidson
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  847,870
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  847,870
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  847,870
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  7.7%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 14 OF 37



--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Michael J. Leffell
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  847,870
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  847,870
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  847,870
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  7.7%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 15 OF 37



--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Timothy I. Levart
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     United Kingdom & United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  847,870
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  847,870
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  847,870
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  7.7%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 16 OF 37



--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Robert J. Brivio, Jr.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  847,870
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  847,870
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  847,870
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  7.7%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 17 OF 37



--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Eric P. Epstein
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  847,870
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  847,870
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  847,870
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  7.7%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 18 OF 37



--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Anthony A. Yoseloff
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  847,870
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  847,870
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  847,870
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  7.7%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 19 OF 37



--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Avram Z. Friedman
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  847,870
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  847,870
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  847,870
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  7.7%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 20 OF 37



--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Conor Bastable
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [ ]
                                                            (b) [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY
--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  847,870
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  847,870
--------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                  847,870
--------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
--------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                  7.7%
--------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 21 OF 37



--------------------------------------------------------------------------------


ITEM 1(a).    NAME OF ISSUER:

              Reis, Inc. (the "Company")

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              530 Fifth Avenue, 5th Floor
              New York, New York 10036

ITEM 2(a).    NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

              (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

              (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

              (iii)    M. H. Davidson & Co., a New York limited partnership
                       ("CO");

              (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

              (v)      Serena Limited, a Cayman Islands corporation ("Serena");

              (vi) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

              (vii) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

              (viii) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA"); and

              (ix) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and the sole stockholders of DKAI.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 22 OF 37


ITEM 2(c).    CITIZENSHIP:

              (i)     DKP - a New York limited partnership

              (ii)    DKIP - a Delaware limited partnership

              (iii)   CO - a New York limited partnership

              (iv)    DKIL - a British Virgin Islands corporation

              (v)     Serena - a Cayman Islands corporation

              (vi)    MHD - a New York limited partnership

              (vii)   DKAI - a New York corporation

              (viii)  DKIA - a Delaware limited liability company

              (ix)    Thomas L. Kempner, Jr. - United States

              (x)     Marvin H. Davidson - United States

              (xi)    Stephen M. Dowicz - United States

              (xii)   Scott E. Davidson -United States

              (xiii)  Michael J. Leffell - United States

              (xiv)   Timothy I. Levart - United Kingdom & United States

              (xv)    Robert J. Brivio, Jr. - United States

              (xvi)   Eric P. Epstein - United States

              (xvii)  Anthony A. Yoseloff - United States

              (xviii) Avram Z. Friedman - United States

              (xix)   Conor Bastable - United States

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

         COMMON STOCK, $0.02 PAR VALUE

ITEM 2(e).    CUSIP NUMBER:

      75936P105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 23 OF 37


              (a)[ ]  Broker or dealer registered under Section 15 of the Act;

              (b)[ ]  Bank as defined in Section 3(a)(6) of the Act;

              (c)[ ]  Insurance Company as defined in Section 3(a)(19) of the
                      Act;

              (d)[ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

              (e)[ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule
                      13d-1(b)(1)(ii)(E);

              (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

              (g)[ ]  Parent Holding Company, in accordance with
                      Rule 13d-1(b)(ii)(G);

              (h)[ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

              (i)[ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

              (j)[ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

         The Principals may be deemed to beneficially own an aggregate of 847,870 shares as a result of their voting and dispositive power over the 847,870 shares beneficially owned by DKP, DKIP, DKIL, and CO.

         DKIA may be deemed to beneficially own the 404,431 shares beneficially owned by DKIL as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 261,994 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 159,400 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares.

         A. DKP

            (a) Amount beneficially owned: 159,400

            (b) Percent of class: 1.5%

            (c) Number of shares as to which such person has:

                (i)  sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 159,400

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 24 OF 37


                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      159,400

         B. DKIP

            (a) Amount beneficially owned: 261,994

            (b) Percent of class: 2.4%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 261,994

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      261,994

         C. CO

            (a) Amount beneficially owned: 22,045

            (b) Percent of class: 0.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 22,045

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      22,045

         D. DKIL

            (a) Amount beneficially owned: 404,431

            (b) Percent of class: 3.7%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 404,431

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      404,431

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 25 OF 37


         E. Serena

            (a) Amount beneficially owned: 0

            (b) Percent of class: 0.0%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 0

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      0

         F. MHD

            (a) Amount beneficially owned: 159,400

            (b) Percent of class: 1.5%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 159,400

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      159,400

         G. DKAI

            (a) Amount beneficially owned: 261,994

            (b) Percent of class: 2.4%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 261,994

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      261,994

         H. DKIA

            (a) Amount beneficially owned: 404,431

            (b) Percent of class: 3.7%

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 26 OF 37


            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 404,431

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      404,431

         I. Thomas L. Kempner, Jr.

            (a) Amount beneficially owned: 847,870

            (b) Percent of class: 7.7%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 847,870

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      847,870

         J. Marvin H. Davidson

            (a) Amount beneficially owned: 847,870

            (b) Percent of class: 7.7%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 847,870

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      847,870

         K. Stephen M. Dowicz

            (a) Amount beneficially owned: 847,870

            (b) Percent of class: 7.7%

            (c) Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote: 0

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 27 OF 37


                (ii) shared power to vote or to direct the vote: 847,870

                (iii) sole power to dispose or to direct the disposition: 0

                (iv) shared power to dispose or to direct the disposition:
                     847,870

         L. Scott E. Davidson

            (a) Amount beneficially owned: 847,870

            (b) Percent of class: 7.7%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 847,870

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      847,870

         M. Michael J. Leffell

            (a) Amount beneficially owned: 847,870

            (b) Percent of class: 7.7%

            (c) Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote: 847,870

                (iii) sole power to dispose or to direct the disposition: 0

                (iv) shared power to dispose or to direct the disposition:
                     847,870

         N. Timothy I. Levart

            (a) Amount beneficially owned: 847,870

            (b) Percent of class: 7.7%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 847,870

                (iii) sole power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 28 OF 37


                (iv)  shared power to dispose or to direct the disposition:
                      847,870

         O. Robert J. Brivio, Jr.

            (a) Amount beneficially owned: 847,870

            (b) Percent of class: 7.7%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 847,870

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      847,870

         P. Eric P. Epstein

            (a) Amount beneficially owned: 847,870

            (b) Percent of class: 7.7%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 847,870

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      847,870

         Q. Anthony A. Yoseloff

            (a) Amount beneficially owned: 847,870

            (b) Percent of class: 7.7%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 847,870

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      847,870

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 29 OF 37


         R. Avram Z. Friedman

            (a) Amount beneficially owned: 847,870

            (b) Percent of class: 7.7%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 847,870

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      847,870

         S. Conor Bastable

            (a) Amount beneficially owned: 847,870

            (b) Percent of class: 7.7%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 847,870

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      847,870

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Act.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY.

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 30 OF 37


         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Item 4.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 31 OF 37


ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 32 OF 37


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 17, 2009            DAVIDSON KEMPNER PARTNERS
                                     By: MHD Management Co.,
                                     its General Partner

                                     /s/ Thomas L. Kempner, Jr.
                                     ------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Managing Partner

                                     DAVIDSON KEMPNER INSTITUTIONAL
                                     PARTNERS, L.P.
                                     By: Davidson Kempner Advisers Inc.,
                                     its General Partner

                                     /s/ Thomas L. Kempner, Jr.
                                     ------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    President

                                     M.H. DAVIDSON & CO.

                                     /s/ Thomas L. Kempner, Jr.
                                     ------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Managing Partner

                                     DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                     By: Davidson Kempner International
                                     Advisors, L.L.C.,
                                     its Investment Manager

                                     /s/ Thomas L. Kempner, Jr.
                                     ------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

                                     SERENA LIMITED
                                     By: Davidson Kempner International
                                     Advisors, L.L.C.,
                                     its Investment Manager

                                     /s/ Thomas L. Kempner, Jr.
                                     ------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 33 OF 37


                                     MHD MANAGEMENT CO.

                                     /s/ Thomas L. Kempner, Jr.
                                     ------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Managing Partner

                                     DAVIDSON KEMPNER ADVISERS INC.

                                     /s/ Thomas L. Kempner, Jr.
                                     ------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    President

                                     DAVIDSON KEMPNER INTERNATIONAL
                                     ADVISORS, L.L.C.

                                     /s/ Thomas L. Kempner, Jr.
                                     ------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

                                     /s/ Thomas L. Kempner, Jr.
                                     ------------------------------------
                                     Thomas L. Kempner, Jr.

                                     /s/ Marvin H. Davidson
                                     ------------------------------------
                                     Marvin H. Davidson

                                     /s/ Stephen M. Dowicz
                                     ------------------------------------
                                     Stephen M. Dowicz

                                     /s/ Scott E. Davidson
                                     ------------------------------------
                                     Scott E. Davidson

                                     /s/ Michael J. Leffell
                                     ------------------------------------
                                     Michael J. Leffell

                                     /s/ Timothy I. Levart
                                     ------------------------------------
                                     Timothy I. Levart

                                     /s/ Robert J. Brivio, Jr.
                                     -------------------------
                                     Robert J. Brivio, Jr.

                                     /s/ Eric P. Epstein
                                     ------------------------------------
                                     Eric P. Epstein

                                     /s/ Anthony A. Yoseloff
                                     ------------------------------------
                                     Anthony A. Yoseloff

                                     /s/ Avram Z. Friedman
                                     ------------------------------------
                                     Avram Z. Friedman

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 34 OF 37



                                     /S/ Conor Bastable
                                     ------------------------------------
                                     Conor Bastable

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 35 OF 37


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 17, 2009            DAVIDSON KEMPNER PARTNERS
                                     By: MHD Management Co.,
                                     its General Partner

                                     /s/ Thomas L. Kempner, Jr.
                                     ------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Managing Partner

                                     DAVIDSON KEMPNER INSTITUTIONAL
                                     PARTNERS, L.P.
                                     By: Davidson Kempner Advisers Inc.,
                                     its General Partner

                                     /s/ Thomas L. Kempner, Jr.
                                     ------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                       Title:    President

                                     M.H. DAVIDSON & CO.

                                     /s/ Thomas L. Kempner, Jr.
                                     ------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Managing Partner

                                     DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                     By: Davidson Kempner International
                                     Advisors, L.L.C.,
                                     its Investment Manager

                                     /s/ Thomas L. Kempner, Jr.
                                     ------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 36 OF 37

                                     SERENA LIMITED
                                     By: Davidson Kempner International
                                     Advisors, L.L.C.,
                                     its Investment Manager

                                     /s/ Thomas L. Kempner, Jr.
                                     ------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

                                     MHD MANAGEMENT CO.

                                     /s/ Thomas L. Kempner, Jr.
                                     ------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Managing Partner

                                     DAVIDSON KEMPNER ADVISERS INC.

                                     /s/ Thomas L. Kempner, Jr.
                                     ------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    President

                                     DAVIDSON KEMPNER INTERNATIONAL
                                     ADVISORS, L.L.C.

                                     /s/ Thomas L. Kempner, Jr.
                                     ------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

                                     /s/ Thomas L. Kempner, Jr.
                                     ------------------------------------
                                     Thomas L. Kempner, Jr.

                                     /s/ Marvin H. Davidson
                                     ------------------------------------
                                     Marvin H. Davidson

                                     /s/ Stephen M. Dowicz
                                     ------------------------------------
                                     Stephen M. Dowicz

                                     /s/ Scott E. Davidson
                                     ------------------------------------
                                     Scott E. Davidson

                                     /s/ Michael J. Leffell
                                     ------------------------------------
                                     Michael J. Leffell

                                     /s/ Timothy I. Levart
                                     ------------------------------------
                                     Timothy I. Levart

Schedule 13G/A
CUSIP No. 75936P105                                               PAGE 37 OF 37


                                     /s/ Robert J. Brivio, Jr.
                                     -------------------------
                                     Robert J. Brivio, Jr.

                                     /s/ Eric P. Epstein
                                     ------------------------------------
                                     Eric P. Epstein

                                     /s/ Anthony A. Yoseloff
                                     ------------------------------------
                                     Anthony A. Yoseloff

                                     /s/ Avram Z. Friedman
                                     ------------------------------------
                                     Avram Z. Friedman

                                     /s/ Conor Bastable
                                     ------------------------------------
                                     Conor Bastable